UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2025

SOLARIS ENERGY INFRASTRUCTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38090	81-5223109
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9651 Katy Freeway, Suite 300

Houston, Texas 77024

(Address of principal executive offices)

(Zip Code)

(281) 501-3070

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	“SEI”	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On January 30, 2025, the Board of Directors (the “Board”) of Solaris Energy Infrastructure, Inc. (the “Company”), increased the size of the Board from nine (9) to ten (10) directors and in connection therewith appointed Mr. M. Max Yzaguirre as a Class I director, with a term expiring at the 2027 annual meeting of stockholders, and until he is either reelected or his successor is elected and qualified, or until his earlier death, resignation or removal, to fill the newly created vacancy. As determined by the Board, Mr. Yzaguirre meets the independence requirements under the rules of the New York Stock Exchange and the Company’s independence standards.

There are no family relationships between Mr. Yzaguirre and any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. There are no arrangements or understandings between Mr. Yzaguirre and any other person pursuant to which Mr. Yzaguirre was elected as a director. The Company is not aware of any transaction involving Mr. Yzaguirre that would require disclosure under Item 404(a) of Regulation S-K. Mr. Yzaguirre will receive the non-employee director compensation generally provided to other non-employee directors for serving on the Board, except that such compensation may be prorated or reduced to some extent to reflect his partial year of service in 2025.

Mr. Yzaguirre, age 64, has over 35 years of leadership experience in domestic and international business, government and law, and expertise in a wide variety of industries and sectors, including electricity, oil and gas, banking, real estate, telecommunications and private equity investing. Mr. Yzaguirre previously served as an Executive Chairman of Forbes Bros. Holdings, Ltd. (“Forbes”) from June 2019 to February 2021 and as Chairman of Forbes and Chief Executive Officer at Forbes Bros. Timberline Construction, Inc. from May 2017 to June 2019. Prior to joining Forbes, Mr. Yzaguirre served as the Chief Executive Officer of the Yzaguirre Group, LLC from June 2006 to June 2017. Mr. Yzaguirre currently serves as a member of the board and as a member of the Risk and Compensation Committees of WaFd, Inc. (NASDAQ: WAFD) since February 2024, as a member of the board and as a member of the Finance, Innovation and Compensation and Talent Development Committees of Altria Group, Inc. (NYSE: MO) since May 2022, and as a member of the board and as Chairman of the Compensation Committee and member of the Audit Committee of Aris Water Solutions, Inc. (NYSE: ARIS) since October 2021. Mr. Yzaguirre has also previously served on the boards of Luther Burbank Corporation and Luther Burbank Savings (an FDIC insured, California-chartered bank) from October 2021 to February 2024 and BBVA USA Bancshares, Inc. and BBVA USA Bank from June 2009 until June 2021, where he served in various roles including, as a board member, Chairman of the Risk Committee, Audit & Compliance Committee and Compensation Committee. Mr. Yzaguirre has also previously served on the Board of Directors of the Texas Business Hall of Fame Foundation (including serving as its Chairman) and on the Board of Directors of the Texas Wildlife Association. He obtained a Bachelor of Business Administration degree from the University of Texas at Austin in 1983 and a Juris Doctorate degree from the University of Texas School of Law in 1986.

In connection with Mr. Yzaguirre’s appointment to the Board, the Company entered into an Indemnification Agreement (the “Indemnification Agreement”) with Mr. Yzaguirre similar to Indemnification Agreements between the Company and its other directors and executive officers. The Indemnification Agreement requires the Company to indemnify Mr. Yzaguirre to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against his as to which he could be indemnified. The foregoing description of the Indemnification Agreement is not complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 7.01	Regulation FD

On January 30, 2025, the Company issued a press release announcing Mr. Yzaguirre’s appointment to the Board as a new director. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K under this Item 7.01 and set forth in the attached Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific referencing in such filing.

Item 9.01	Financial Statements and Schedules

(d) Exhibits

Exhibit	Description

10.1	Indemnification Agreement (M. Max Yzaguirre).

99.1	Press Release, dated January 30, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2025

SOLARIS ENERGY INFRASTRUCTURE, INC.

By:	/s/ Kyle S. Ramachandran
Name:	Kyle S. Ramachandran
Title:	President and Chief Financial Officer

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